UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   September 5, 2007

IA Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-15863	13-4037641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 California Street, Suite 2450, San Francisco, CA 94111

(Address of principal executive offices) (Zip Code)

(Registrant’s telephone number, including area code) (415) 946-8828

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 — CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On September 5, 2007, IA Global, Inc. (the “Company”) entered into new Employment Agreements with each of Derek Schneideman, the Company’s Chief Executive Officer and Chairman of the Board of Directors, and Mark Scott, the Company’s Chief Operating and Financial Officer, which replace their prior Employment Agreements with the Company.

Derek Schneideman’s Employment Agreement (“Schneideman Agreement”) has a two year term beginning on September 5, 2007, and is renewable on an annual basis one year prior to the termination of the prior term. The Company will pay Mr. Schneideman an annual base salary of $250,000, and will provide for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Also under the Schneideman Agreement, Mr. Schneideman may be paid a bonus up to $230,000, as may be declared by the Company’s Compensation Committee based on Mr. Schneideman raising additional capital for the Company and the Company’s profitability and share price improvement. If Mr. Schneideman’s employment is terminated without Cause (as defined in the Schneideman Agreement), Mr. Schneideman will be entitled to a payment equal to one year’s annual base salary, and the full vesting of any previously granted and unexpired options. If Mr. Schneideman’s employment is terminated without Cause within one year following a Change of Control (as defined in the Schneideman Agreement), or if Mr. Schneideman terminates his employment for Good Reason (as defined in the Schneideman Agreement), Mr. Schneideman will be entitled to a payment equal to two times the sum of his annual base salary plus the highest annual bonus earned by Mr. Schneideman for any of the three fiscal years, and the full vesting of any previously granted and unexpired options. Mr. Schneideman is required to provide not less than twelve (12) months written notice to the Company to terminate his employment with the Company at any time for any reason.

Mark Scott’s Employment Agreement (“Scott Agreement”) has a two year term beginning on September 5, 2007, and is renewable on an annual basis one year prior to the termination of the prior term. The Company will pay Mr. Scott an annual base salary of $200,000, and will provide for participation in the Company’s benefit programs available to other senior executives (including group insurance arrangements). Also under the Scott Agreement, Mr. Scott will be paid a bonus as will be declared by the Company’s Compensation Committee based on criteria under development. If Mr. Scott’s employment is terminated without Cause (as defined in the Scott Agreement), Mr. Scott will be entitled to a payment equal to one year’s annual base salary, and the full vesting of any previously granted and unexpired options. If Mr. Scott’s employment is terminated without Cause within one year following a Change of Control (as defined in the Scott Agreement), or if Mr. Scott terminates his employment for Good Reason (as defined in the Scott Agreement), Mr. Scott will be entitled to a payment equal to two times the sum of his annual base salary plus the highest annual bonus earned by Mr. Scott for any of the three fiscal years, and the full vesting of any previously granted and unexpired options. Mr. Scott is required to provide not less than twelve (12) months written notice to the Company to terminate his employment with the Company at any time for any reason.

The foregoing summaries of the employment agreements with Mr. Schneideman and Mr. Scott are qualified in their entirety by reference to the full and complete terms of the Schneideman Agreement and Scott Agreement, which are filed hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 9.01 Financial Statements and Exhibits

(a)	Financial statements of business acquired – None.

(b)	Pro Forma financial information – None.

(c)	Shell company transactions – None.

(d)	Exhibits –

Exhibit No.	Description

10.1	Employment Agreement, dated September 5, 2007 between IA Global, Inc. and Mr. Schneideman.

10.2	Employment Agreement, dated September 5, 2007 between IA Global, Inc. and Mr. Scott.

99.1	Press Release, dated September 7, 2007, which announced the Employment Agreements for Mr. Schneideman and Mr. Scott.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IA Global, Inc.

(Registrant)

Dated: September 7, 2007

By:	/s/ Mark Scott

Mark Scott

Chief Operating and Financial Officer